UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): December 24, 2007

Inrob Tech Ltd.
(Exact name of registrant as specified in charter)

88-0219239	000-49950	Nevada
(IRS Employer	(Commission	(State or other jurisdiction
Identification No.)	File Number)	of incorporation)

89119	1515 Tropicana Ave., Ste. 140, Las Vegas, NV
(Zip Code)	(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 795-3601

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)	☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)	☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))	☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))	☐

ITEM 1.01 Entry into a Material Definitive Agreement

On December 24, 2007, InRob Tech Ltd. (the “Company”) entered into an agreement (the “Agreement”) and a manufacturing agreement (the "Manufacturing Agreement," together with the Agreement, the "Agreements") with CP Communication Services, Inc., a Philippines corporation ("CPCOM"), that provides for the lease of the use of CPCOM's premises on a full turnkey basis. The premises include floor space, utilities, equipment and machinery intended to be used for the manufacture of various components of mobile robots and other products for both civilian and military use to be marketed and sold by the Company.

Under the terms of the Agreements, CPCOM is committing to manufacture, and the Company has the right to order, products with a total value of up to $28,500,000. In order to secure this right, the Company is required to pay to CPCOM an amount of $2,950,000, of which $1,000,000 is due by December 31, 2007, with the balance due and payable by March 31, 2008.

The Agreements provide that CPCOM is required to adapt its existing premises in accordance with the Company's specifications and to be ready to commence the manufacture of products within 48 hours of the receipt of a purchase order from the Company. The Agreements grant the Company preferred status and priority over any other party that CPCOM may provide manufacturing services for.

The Agreement will remain in effect for an unlimited period of time. The Agreement may be terminated by the Company at any time for any reason upon ten day prior notice without refund of amounts paid.

ITEM 9.01  Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

Exhibit Number	Description

10.1	Agreement dated December 24, 2007

10.3	Manufacturing Agreement dated December 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INROB TECH LTD.

/s/ BEN-TSUR JOSEPH	Date: December 26, 2007
Ben-Tsur Joseph,
Chief Executive Officer